EXHIBIT 10.19

SHOPPING CENTER LEASE

BY AND BETWEEN

CHALET PROPERTIES, LLC
a Colorado Limited Liability Company
as “Landlord”

AND

VITAMIN COTTAGE NATURAL FOOD MARKETS, INC
a Colorado Corporation
as “Tenant”

i

TABLE OF CONTENTS

1.	BASIC LEASE PROVISIONS	1

2.	PREMISES AND LANDLORD ASSURANCES	4

3.	TERM	6

4.	DELIVERY DATE	6

5.	RENT	6

6.	OPTION TO RENEW	7

7.	CONDITION OF THE PREMISES	7

8.	USE, EXCLUSIVE USE AND GOING DARK	7

9.	UTILITIES	9

10.	REPAIRS AND MAINTENANCE	10

11.	COMMON AREA AND OPERATING EXPENSES	11

12.	TAXES	13

13.	ALTERATIONS	15

14.	SIGNS	18

15.	COMPLIANCE WITH PUBLIC LAWS AND GOVERNMENTAL AUTHORITIES	18

16.	HAZARDOUS SUBSTANCES	19

17.	INSURANCE/INDEMNIFICATION	20

18.	INDEMNIFICATION, WAIVER AND RELEASE	22

19.	DAMAGE BY FIRE OR OTHER CASUALTY	23

20.	EMINENT DOMAIN	24

21.	SUBORDINATION, ATTORNMENT AND ESTOPPEL LETTER	25

22.	TENANT DEFAULT AND REMEDIES	26

23.	LANDLORD DEFAULT AND REMEDIES	27

24.	ASSIGNMENT, SUBLETTING AND OWNERSHIP	28

ii

25.	MISCELLANEOUS	30

EXHIBITS

Exhibit A	Legal Description and Site Plan

Exhibit B	Work Letter

Exhibit C	Memorandum of Lease

Exhibit D	Landlord’s Release and Waiver

Exhibit E	Tenant’s Signage

Exhibit F	Subordination, Attornment, and Non-Disturbance Agreement

Exhibit G	Commencement Date Agreement

Exhibit H	Covenant Documents

Exhibit I	Renewal

Exhibit J	Rules, Regulations and Exclusives

iii

LEASE

THIS LEASE (Lease) is made as of this 1st day of January, 2010, by and between Landlord and Tenant.

WITNESSETH:

In consideration of the mutual covenants and promises of the parties, it is hereby agreed as follows:

1.                                      Basic Lease Provisions

In addition to the terms which are defined throughout this Lease, the following defined terms are used in this Lease:

a.                                       “Additional Rent” shall mean any sum of money which this Lease requires Tenant to pay in addition to Minimum Rent, including but not limited to Tenant’s proportionate share of Common Area Costs, Real Estate Taxes, and Insurance.

b.                                      “Building” if, applicable shall mean the building in the Shopping Center located at 5231 Leetsdale Drive, Denver, Colorado 80246 containing the Premises which is constructed or to be constructed on a portion of the Property, and is identified as such on the Site Plan attached as Exhibit A

c.                                       “Common Areas” will mean and include all parking areas, driveways, sidewalks, landscaping, curbs, loading areas, private streets and alleys, lighting facilities, hallways, exterior malls, restrooms, and other areas and improvements which are or will be provided by Landlord at its sole cost and expense for the common use of all tenants, all of which shall be subject to Landlord’s reasonable sole management and control and shall be operated and maintained in a first class manner and condition. The Common Areas shall not include any outside sales or seating areas or any other areas which are segregated from the Shopping Center or used exclusively by any one tenant.

d.                                      “Covenant Documents” shall mean those documents if any, listed in Exhibit H which is incorporated herein by this reference, as such documents may be amended, supplemented or superseded from time to time.

e.                                       “Execution Date” shall mean the date upon which mutually executed counterparts of this Lease are signed by the last signatory hereto, provided original copies are delivered to the other parties hereto within five (5) days thereafter.

f.                                         “Force Majeure” shall apply whenever a period of time is provided in this Lease for either party to do or perform any act or thing, (except for the payment of monies by Tenant), there shall be excluded from the computation of such period of time any delays due to strikes, riots, acts of God, shortages of labor or any cause or causes, whether or not similar to those enumerated, beyond the parties’ reasonable control or the reasonable control of their agents, servants, employees and any contractor engaged by them to perform work in connection with this Lease.

g.                                      “Hazardous Substances”  as used in this Lease shall mean any product, substance, chemical, material or waste whose presence, nature, quantity and/or intensity of existence, use, manufacture, disposal, transportation, spill, release or effect, either by itself or in combination with other materials, is: (a) identified by Governmental Authorities as injurious to the public health, safety or welfare, the environment, the Premises or the Property and any improvements located thereon; or, (b) regulated or monitored by any applicable Governmental Authorities; or (c) a basis for potential liability of Landlord to any governmental agency under any applicable environmental statute. Hazardous Substance shall also include, but not be limited to, hydrocarbons, petroleum gasoline, crude oil or any products or by products thereof. substances defined as “hazardous substances,” “Hazardous Substances,” or “toxic substances” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Hazardous Substances Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Federal Clean Water Act, as amended, or any other federal, state or local environmental law, regulation, ordinance, rule or law, whether existing as of the date hereof, previously enforced or subsequently enacted (Environmental Laws).

h.                                      “Landlord’s Address” shall be:

Chalet Properties, LLC
12612 W. Alameda Pkway
Lakewood, CO 80223

Attention:                                         Kemper Isely, Co-President

i.                                          “Lease Commencement Date” shall mean the Ready for Occupancy Date.

j.                                          “Lease Term” shall mean a period of one-hundred and twenty (120) months beginning at twelve o’clock noon on January 1, 2010 and extending until twelve o’clock noon on the last day of the Lease Term.

k.                                       “Lease Year” shall mean (i) the first Lease Year shall be a period beginning on the Lease Commencement Date and ending upon the expiration of the 12th consecutive full calendar month thereafter; (ii) after the first Lease Year, a Lease Year shall be a period of 12 consecutive full calendar months commencing on the first day following the first Lease Year, and each anniversary thereof.

l.                                          “Minimum Rent” shall mean a reserved minimum rent for the Premises (including the extension terms specified below) payable in monthly installments as follows (plus rental payments for any partial month of occupancy prior to the commencement of the first full calendar month of the Lease Term):

Annual Minimum Rent	Monthly Minimum Rent	Lease Year

$168,000	$14,000	1 through 10

First Extension Term

$180,000	$15,000	11 through 15

Second Extension Term

$192,000	$16,000	16 through 20

m.                                    “Notice” shall mean written notice from one party to the other in accordance with the provisions of this Lease.

n.                                      “Operating Expenses” shall be as defined in Article 11.

o.                                      “Permitted Use” shall mean the operation of a natural food grocery store consisting of (i) the sale of foods, vitamins and supplements, including the wholesale and retail sale of natural whole and prepared foods, and served pursuant to the Permitted Uses herein , canned goods and groceries, frozen and fresh vegetables, meats and sandwiches, dairy products, massage supplies/products, books and other reading materials, (ii) the operation of a juice bar, delicatessen, coffee bar and/or bakery (not to exceed 500 square feet within the Premises), and (iii) carrying products customarily carried by large wholesale and retail natural food stores such as Whole Foods, and Vitamin Shoppe, (iv) the offering of therapeutic or “chair” massages as an incidental and integrated use (not to exceed 500 square feet within the Premises); (v) the operation of kiosks in the Premises carrying products typical of those contained in an natural food grocery store by third-party vendors as an incidental and integrated use (not to exceed 500 square feet within the Premises, and (vi) lectures on various subjects as an incidental and integrated use, all subject to the REA and the restricted, prohibited, and exclusive uses set forth in the Rules and Regulations if any

p.                                      “Premises” shall mean the property leased to the Tenant as measured by the Rentable Area and which is more fully hatched or otherwise indicated in Exhibit A.

q.                                      “Property” shall mean that area more fully described in Exhibit A

r.                                         Intentionally Deleted

s.                                       Intentionally Deleted

t.                                         “Real Estate Taxes” shall mean any form of real estate tax or assessment, general, special, ordinary or extraordinary, and any license fee, commercial rental tax, improvement bond or bonds, levy or tax (other than inheritance, personal income or estate taxes) imposed upon the Shopping Center by any authority having the direct or indirect power to tax, including any city, state or federal government, or any school, agricultural, sanitary, fire, street, drainage, or other improvement district thereof, levied against the Premises or the Shopping Center as a result of the operation of the Shopping Center, or any substitution or replacement of the foregoing.

u.                                      “Rent” shall mean collectively the Minimum Rent and Additional Rent.

v.                                      “Rentable Area” shall mean the area of the Premises or any other building space in the Shopping Center (if applicable), in square feet, calculated by measuring from the middle of any demising or interior walls and to the exterior face of any exterior walls. The Rentable Area of the Premises or of the Shopping Center will not include the area of any mezzanines used for storage of goods refrigeration compressor racks, (not display for sale) or offices of employees working at the Premises, outside sales or common area seating areas.

w.                                    “Rent Commencement Date” will be the “Ready for Occupancy” date.

x.                                        “Security Deposit” none.

y.                                      “Shopping Center” Intentionally Omitted

z.                                        “Tenant” shall mean Vitamin Cottage Natural Food Markets, Inc., a Colorado corporation d/b/a Natural Grocers by Vitamin Cottage.

aa                                    “Tenant’s Address” shall mean:

Vitamin Cottage Natural Food Markets, Inc
12612 W. Alameda Parkway
Lakewood, Colorado 80223

Attention:   Zephyr Isely, Co President

With a copy of any default notices to:

Corporon & Katz, LLC ok
13710 E. Rice Place
Aurora, Colorado 80015
Attention:   Michael J. Katz

Phone: 303-790-4103

Fax: 303-768-0027

bb.                               “Tenant’s Work” Intentional Omitted.

2.                                      PREMISES, QUIET ENJOYMENT, AND LANDLORD ASSURANCES

a.                                       Landlord does hereby lease to Tenant, and Tenant does hereby lease from Landlord, the premises and the improvements therein (Premises) in the City and County of Denver, Colorado upon the terms and conditions set forth in this Lease. Landlord represents that the Premises as built contain approximately 13,000 of Rentable Area together with all the non-exclusive rights, alleys, ways, easements, contiguous parking, and common areas.

b.                                      This Lease shall also be subject to the Covenant Documents recorded relative to the Property and Property. Landlord shall not agree to any future amendment, modification, alteration or cancellation of such Covenant Documents if the same would materially adversely alter any express term, covenant or condition of this Lease which is to the Tenant’s benefit without Tenant’s prior written approval, which shall not be unreasonably withheld, conditioned, or delayed.

c.                                       Landlord represents and warrants that Tenant shall at all times during the term of this Lease, enjoy non-exclusive access for ingress and egress by vehicular and pedestrian traffic to any Common Areas adjacent to the Premises. If at any time such cross access is restricted in such a way as to materially and adversely impair access to Tenant’s business from adjacent roadways, and such access is not reinstated within thirty (30) days, Tenant shall have the right to terminate this Lease upon written Notice delivered to Landlord within sixty (60) days after the occurrence of such event. The preceding sentence, however, shall not apply to any public road closures, temporary or permanent.

d.                                      To induce Tenant to execute this Lease, and in consideration thereof, Landlord represents and warrants as follows that as of the Delivery Date:

i.                                          Landlord shall have good and marketable title to the Premises free of all liens, encumbrances, easements, restrictions, rights, and conditions of record or known to Landlord, except those (a) that are of record including the Covenant Documents, or (b) which do not restrict, Tenant’s Permitted Use in any material way, or (c) that are no more restrictive than the rules and obligations expressly set forth in this Lease or the Covenant Documents. Landlord will provide Tenant with a copy of the most recent title commitment or similar document that describes each of the Covenant Documents..

ii.                                       To the best of Landlord’s knowledge and belief, there are no restrictions or other legal impediments either imposed by law (including applicable zoning and building ordinances) or by any other instrument that would prevent the use of the Premises for the Permitted Use;

iii.                                    Landlord has not received notice nor has Landlord any knowledge of any violation of any law, regulation, ordinance, order, or other requirement of any governmental authority having jurisdiction over or affecting any part of the Premises. If at any time during the term of this Lease applicable law shall not permit the use of the Premises as permitted under this Lease (other than due to any violation or failure by Tenant to obtain, continue, or secure any license or permit, or comply with any other legal requirement pertaining to Tenant’s use of the Premises or conduct of activities thereon) for a period lasting longer than thirty (30) days, or if Landlord shall breach any of Landlord’s warranties and representation made in this Section 2.d. and fail to cure the same within thirty (30) days after notice, , then Tenant, may terminate this Lease by giving Landlord written Notice thereof within sixty (60) days after the occurrence of such event; and

iv.                                   Landlord agrees to indemnify Tenant from and against any and all loss and damage, including any court costs or reasonable attorney fees that may be incurred by Tenant on account of any failure or defect in Landlord’s title or right to enter into this Lease.

e.                                       Subject to Tenant paying the Rent herein provided and performing all the covenants and conditions of this Lease on its part to be performed, Landlord and Landlord’s successors and assigns, covenant and warrant that Tenant shall and may at all times during the term of this Lease peaceably and quietly have, hold and enjoy the Premises.

3.                                      TERM

a.                                       The initial term of this Lease shall commence on January 1, 2010 and shall terminate on the last day of the Lease Term (Initial Term), unless extended or otherwise terminated as set forth herein. When the Rent Commencement Date has been established, a Rent Commencement Date Agreement attached hereto as Exhibit G and made a part hereof, shall be executed by Landlord and Tenant.

b.                                      Intentionally Omitted.

4.                                      DELIVERY DATE

a.                                       The Parties agree that the Premises are ready for delivery on the Effective Date of this Lease and that the Landlord is not required to do any work in, on, or about the Premises or the Property.

b.                                      Intentionally Omitted.

c.                                       Intentionally Omitted.

d.                                      Intentionally Omitted.

e.                                       Intentionally Omitted.

5.                                      RENT

Commencing on the Rent Commencement Date and throughout the Lease Term, Tenant covenants and agrees to pay to the Landlord as rent for the Premises, the Minimum Rent set forth in Article 1 and any Additional Rent described in this Lease.

Unless otherwise permitted hereunder or by other agreement between Landlord and Tenant, every installment of Minimum Rent and Additional Rent shall be payable without setoff, abatement or deduction, without notice or demand, in advance, on or before the first day of each calendar month during the Lease Term. Minimum Rent, Additional Rent and all other rent and charges for any period during the Lease Term which is for less than one full month shall be prorated based upon the actual number of days of the month involved. Minimum Rent and Additional Rent shall be paid at Landlord’s Address or at such other address or addresses as Landlord may from time to time designate by Notice in writing.

Tenant intends to make electronic payments, and Landlord agrees, prior to the Rent Commencement Date, to furnish Tenant with the routing and other information necessary to make such electronic payments. In the event Tenant pays Rent by means of a check mailed through the United States Postal Service and such envelope is postmarked and placed in the United States mail, first class postage, prepaid, and properly addressed to Landlord no later than the first business day prior to or on the first business day of each calendar month for which Rent is due, then Tenant shall not be deemed to be late on such payment to the extent it arrives after the first business day of the month.

6.                                      OPTION TO RENEW .

The Tenant will have the option to renew the Lease subject to the terms of Exhibit I.

7.                                      CONDITION OF THE PREMISES

a.                                       The Tenant currently occupies the Premises. Except for any ongoing warranties granted by this Article or this Lease, by occupying the Premises as a Tenant or to complete the Tenant Work and install fixtures, facilities or equipment, Tenant shall be deemed conclusively to have accepted the Premises and to have “AS-IS” and “WHERE-IS with absolutely no warranties of fitness for a particular purpose, and no warranties or any other nature or kind. Notwithstanding the foregoing the Landlord will deliver to the Tenant any equipment or similar warranties that may exist as to any Landlord-supplied equipment. Landlord shall, within thirty (30) days of the Effective Date of this Lease, deliver to Tenant copies of all applicable warranties, along with an assignment of such warranties.

b.                                      Intentionally Omitted.

c.                                       Intentionally Omitted.

d.                                      Intentionally Omitted.

e.                                       Intentionally Omitted.

8.                                      USE, EXCLUSIVE USE AND GOING DARK

a.                                       Tenant shall have the right to use and occupy the Premises only for the Permitted Use described in Article 1.

b.                                      So long as Tenant is operating the Permitted Use and is not in default under this Lease beyond any applicable period of notice and cure, Tenant is hereby granted the following exclusive use in the Shopping Center then its operation under such Permitted Use shall be considered to the “Exclusive Use” and to the extent that Landlord may further improve the Property, no other tenant shall be permitted to operate a store which is in violation of the Exclusive Use.

In the event Landlord violates the Exclusive Use, Tenant shall deliver written notice of such violation to Landlord and demand Landlord remedy such violation, and Landlord shall cure such violation within thirty (30) days after receipt of such notice, or if it cannot be cured within thirty (30)

days, Landlord will use commercially reasonable efforts to diligently pursue such cure to completion. If Landlord should violate Tenant’s Use Exclusive and is unable to cure the same pursuant to the preceding sentence, then Minimum Rent (but not Additional Rent) shall abate and, in lieu thereof, Tenant will pay 1/2 Basic Rent plus CAM . If any such violation continues for more than twelve (12) full calendar months after the payment of Alternative Minimum Rent commences (the “Correction Deadline”), then Tenant, at its sole discretion, shall have the one-time right to either: (i) terminate this lease by giving thirty (30) days written notice of termination delivered to Landlord within thirty (30) days after the Correction Deadline (and thereafter seek such damages as may be available in law or equity), or (ii) automatically revert to full Minimum Rent effective as of the expiration of the Correction Deadline. This notwithstanding, in the event another tenant leasing space in the Shopping Center violates the Exclusive Use without Landlord’s permission or consent (a “Rogue Tenant”), Tenant shall deliver written notice of such violation to Landlord and Landlord shall cause such tenant to cease violation of the Exclusive Use, which may include seeking injunctive relief to enjoin or restrain such tenant from violating the Exclusive Use, during which time Landlord shall not be deemed to be in violation of its obligations under this Lease.

c.

i.                                          The Permitted Use shall not include any use which violates any applicable laws, or any restriction or restrictive use previously granted by Landlord to any other tenant nor shall such use violate any of the restrictions set forth in Exhibit J.

ii.                                       Tenant shall not commit any waste or permit any nuisance upon the Premises or overload the floors thereof or conduct any auction, fire, bankruptcy, liquidation or going-out-of-business sales upon the Premises without first obtaining the written consent of Landlord. Tenant shall not permit anything to be done in or around the Premises which would obstruct or interfere with the rights of other tenants or occupants of the Shopping Center.

iii.                                    Tenant shall open for business from the Premises as a fully stocked and staffed prototypical Natural Grocers by Vitamin Cottage store for at least one (1) day within one hundred eighty (180) days after the Delivery Date. Tenant will operate its business upon the Premises in a first class and reputable manner. Tenant shall be open for business during its normal and usual hours, which are Mondays through Fridays 8:56 a.m. to 8:04 p.m., Saturdays 8:56 a.m. to 8:04 p.m., and Sundays 10:56 a.m. to 6:06 p.m.; provided, however, that Tenant may change the hours of operation in its reasonable discretion, so long as such hours of operation are typical for retail stores that are similar to the operation of a business for the Permitted Use.

iv.                                   Tenant shall keep the Premises well lighted and in a neat and clean condition throughout the Lease Term.

d.                                      Notwithstanding the foregoing, or anything in this Lease to the contrary, so long as Tenant is not in default under this Lease beyond applicable cure periods, Tenant shall have the option in its sole discretion to discontinue its operations in the Premises (“Go Dark Option”) by providing at least sixty (60) days prior written notice to Landlord (“Go Dark Notice”) of the date on which Tenant intends to cease operations (“Go Dark Date”). So long as Tenant continues to timely pay the Minimum Rent, Additional Rent and other fees due under this Lease, Tenant shall not be deemed in default hereunder as a result of discontinuing its operations in connection with exercise of the Go Dark Option. Tenant’s Exclusive Use shall terminate in the event Tenant fails to reopen for business conducting the Permitted Use within twelve (12) months after the Go Dark Date. Notwithstanding the foregoing, if Tenant exercises the Go Dark Option and does not resume operations within ninety (90) days from the Go Dark Date, Landlord shall have the option to terminate this Lease by providing written notice to Tenant (“Go Dark Termination Notice”) at any time following the end of such ninety (90) day period; and as a result, this Lease shall terminate thirty (30) days following delivery thereof (the “Go Dark Termination Date”).

In the event Landlord delivers the Go Dark Termination Notice in accordance with the terms and conditions set forth herein: (i) Tenant shall continue to pay all Minimum Rent and Additional Rent through the Go Dark Termination Date; (ii) Tenant shall surrender possession of the Premises as of the Go Dark Termination Date in accordance with the provisions of this Lease; (iii) this Lease shall terminate as of the Go Dark Termination Date as if the Go Dark Termination Date were the date originally stipulated for the expiration of the Term; and (iv) nothing herein shall relieve Tenant of any obligations which accrued hereunder prior to the Go Dark Termination Date. If Tenant discontinues its operations in the Premises, but fails to continue to make payments as described herein, than Tenant shall be in default of this Lease and Landlord shall be entitled to exercise all rights and remedies provided in this Lease.

e.                                       Intentionally Omitted.

9.                                      UTILITIES

a.                                       From and after the Ready for Occupancy Date and at all times during the Lease Term, Tenant covenants and agrees to pay, prior to delinquency, the costs and charges for all utilities, including but not limited to gas, propane, electricity, water and sewer, telephone, and trash service used and consumed by Tenant, its employees, agents, servants, customers and other invitees in the Premises, and to the extent possible shall contract for the same in its own name and on separate meters. If Tenant fails to pay any such charges, Landlord may, at its option, pay the same for and on Tenant’s account, in which event Tenant shall promptly reimburse Landlord therefor, together with interest at one percent (1%) per month from the date of expenditure until paid. Landlord shall have no liability for interruption of any utility service, and Tenant may not abate rent, unless due to Landlord’s gross negligence or willful misconduct, and not due to any fault of Tenant but Landlord shall in any event diligently proceed to have such utility service promptly restored.

b.                                 Tenant, at Tenant’s expense shall pay for all utilities including water, sewer, gas, telephone, trash, and electricity to the Premises for the use of Tenant. Landlord shall, at Landlord’s expense, install meters or submeters (if meters or submeters are not already on the Premises) to separately measure Tenant’s consumption of water, and electrical and gas energy (if supplied). Tenant shall keep meters and installation equipment in good working order and repair at Tenant’s sole cost and expense; failure to do so may allow Landlord to cause such meters and equipment to be replaced or repaired, and collect the cost thereof from Tenant as Additional Rent. If any utility cannot be separately metered or separately determined, Tenant agrees to pay its pro rata share thereof which shall be determined by a flow meter to be installed by Landlord.

10.                                 REPAIRS AND MAINTENANCE

a.                                       This is an absolute “Triple Net” Lease. It is a single-use and free-standing building with no other improvements on the Property. As a result the Tenant agrees that it shall maintain, replace, repair and keep all portions of the Premises which include but are not limited to all structural components (including any foundation members, supports, load-bearing members and walls and the roof) as well as the interior wall surfaces from the exterior of any such wall inward, storefront glass, doors (including storefront automatic doors and service doors), door hardware, plumbing, electrical and mechanical equipment which exclusively serve the Premises, and the Property, and every component therein, in good order, operating condition, maintenance and repair. Tenant shall also maintain all Tenant signage, trade fixtures, improvements, and equipment in good order, operation condition and repair. Tenant shall also keep the Premises in a clean, sanitary and safe condition in accordance with all directions, rules and regulations of any health officers, building inspectors or other proper officers of the governmental agencies in the county in which the Shopping Center is located; and such other local, state or federal governmental authorities with jurisdiction over the Premises (collectively, the “Governmental Authorities”). Tenant shall permit no injury to the Premises, and shall, at its own cost and expense, replace with glass of the same or better quality any damaged or broken glass, including plate glass or other breakable materials used in structural portions of any interior or exterior windows and doors on the Premises.

Tenant shall dispose of all trash and waste materials in outside trash containers to be located in the designated trash areas or enclosures. Tenant shall flatten all boxes for dumping of trash.

Tenant shall, at its own cost and expense, replace any light bulbs, frames, ballasts, and accessory parts thereof on the Premises that may be broken or damaged during the Lease Term. Tenant, in keeping the Premises in good order, condition, and repair, shall exercise

The Tenant will also maintain the HVAC system as required for reasonable mechanical integrity on a quarterly basis.

Tenant understands and specifically agrees that as part of its obligation to maintain and repair the Premises and Property, that if required, the Tenant shall undertake at its sole cost and expense any improvements deemed to be “Capital Improvements” (as that term is generally defined by generally accepted accounting principals.) which may include the replacement or repaving of any parking field, roof or structural component. Any such Capital Improvements when made shall be deemed to be fixtures on the Premises and Property and shall absolutely belong to the Landlord. To the extent that any such improvement requires the transfer to the Landlord by any instrument (including bill of sale or deed) then the Tenant shall execute any such document so as to evidence the Tenant’s intent to transfer any such interest to the Landlord.

In addition to other rights and remedies available to Landlord pursuant to this Lease, if Tenant fails to perform Tenant’s obligations under this Article 10, Landlord may enter upon the Premises after forty-five (45) days’ prior written Notice to Tenant (except in the case of an emergency, in which case no Notice shall be required), perform such obligations on Tenant’s behalf, and put the Premises in good order, condition and repair, at Tenant’s expense. Notwithstanding the foregoing, in the event Tenant commences any repair or maintenance as required hereunder during said 45-day period, but is unable to complete the same using commercially reasonable efforts, Tenant will be permitted to complete such repair or maintenance so long as Tenant is diligently pursuing completion of the same.

b.                                      Intentionally Omitted.

c.                                       Upon termination of the Lease, Tenant agrees to leave the exterior and interior of the Premises (including all structural components) in good condition and broom-clean, allowance being made for ordinary wear and tear.

d.                                      If Landlord, in Landlord’s sole discretion, should elect to alter or change the architectural design or appearance of the Shopping Center or the design criteria for signage of the Shopping Center, Landlord may, at Landlord’s cost and expense, remodel the storefront of the Premises and Landlord shall reimburse Tenant for the reasonable costs and expenses incurred by Tenant in the alteration of Tenant’s exterior signage so as to comply with the new architectural design or design criteria for signage. Notwithstanding the foregoing, any alteration or change to the architectural design or appearance of the Shopping Center or the design criteria for signage shall not unreasonably interfere with Tenant’s operation of its business in the Premises or ingress thereto.

11.                               COMMON AREA AND OPERATING EXPENSES

a.                                       Landlord hereby grants to Tenant and its employees, representatives, customers, invitees, subtenants, licensees, and concessionaires the non-exclusive right and license to use the Common Area as constituted from time to time for its intended use including, but not limited to vehicular and pedestrian ingress and egress, such use to be in common with Landlord, other tenants of the Shopping Center and other persons permitted by Landlord to use the same, and subject to such reasonable rules and regulations governing use which Landlord may from time to time uniformly prescribe for all tenants in writing; provided, however, that any such change to the rules and regulations will not materially adversely hinder ingress to or egress from the Premises, the location of parking areas in relation to the Tenant’s front door, Tenant’s hours of operation or otherwise materially adversely affect Tenant’s rights under this Lease . In the event of any conflict between such rules and regulations and the express provisions of this Lease, the express provisions of this Lease shall prevail. Landlord does hereby bind itself, its successors and assigns, to warrant and forever defend all and singular this license unto Tenant and its successors and assigns, against every person whomsoever lawfully claiming, or claim the same, or any part thereof, by, through or under Landlord.

b.                                 Landlord shall not erect, construct, or install or allow to be erected, constructed, or installed any subsequent signage, buildings or other improvements, (either permanent or temporary in nature) or make any changes to the Common Area which would materially obstruct proximity of the parking to the Tenant’s front door, materially diminish signage, visibility of, or the access to the Premises or otherwise materially interfere with the traversing of vehicular and/or pedestrian traffic from nearby public roadways. Notwithstanding the foregoing, Tenant acknowledges and agrees that the construction and placement of the structures and signage in the general locations shown on the Site

Plan attached as Exhibit A-1, including the planned pad building and all related improvements, including coolers, trash enclosures, patio improvements, pylons, etc., will not violate the preceding sentence. Tenant will have free use of all parking spaces. There will be no designated parking, except Landlord shall have the rights to designate short term or limited term parking spaces and/or handicapped parking spaces in its sole discretion.

c.                                  As used in this Lease, the term “Common Area Costs” means all costs reasonably incurred for operation, maintenance and repair of the Common Areas and supervision thereof, including but not limited to, repairing, surfacing, sealing, repainting and restriping the parking areas, cleaning, sweeping and other janitorial services, sanitation, snow and ice removal, maintenance of Common Area refuse receptacles, maintenance, irrigation, and replanting existing landscaping areas (including in adjacent right-of-ways), repairing directional signs and other markers, payment of utility costs consumed in the Common Areas, and Maintenance of lighting and other utilities and taxes, insurance. Tenant will be absolutely responsible for all Common Area Costs irrespective of how such cost is itemized, identified, or labeled and even if such cost is billed to the Landlord. Tenant shall be absolutely responsible for managing the Premises and there will be no allocation of a management fee to the Landlord

d.                                 Notwithstanding anything in this Lease to the contrary the following will not be deemed to be a Common Area Cost and will not be used to calculate the same:

i.                                          Intentionally Omitted.

ii.                                       Intentionally Omitted.

iii.                                    payments by Landlord to affiliates of Landlord to the extent the same exceed the expenses which would be paid to unaffiliated third parties on an arm’s-length, competitive basis;

iv.                                   expenses of original construction of the Premises or resulting from defects in the design of the original construction or any expansion of the Property;

v.                                      expenses caused by Landlord’s default under this Lease or any other lease in the Shopping Center, or by the gross negligence or willful misconduct of Landlord or its agents or contractors;

vi.                                   expenses incurred by the Landlord to comply with any violation of any law in effect and applicable on the date of this Lease, or to correct any condition that would constitute a Landlord misrepresentation under this Lease;

vii.                                Intentionally Omitted

viii.                             depreciation and amortization;

ix.                                     interest on and amortization of debts, and expenses incurred in connection with any debts (including mortgages);

x.                                        rent or other payments under any ground lease;

xi.                                     Intentionally Omitted

xii.                                  Intentionally Omitted.

xiii.                               Intentionally Omitted.

xiv.                              expenses relating to vacant space, including utility costs, security, removal of property and renovation;

xv.                                 Intentionally Omitted.

xvi.                              expenses in connection with the addition of other buildings in, or the expansion of, the Shopping Center;

xvii.                           advertising and promotion, with the exception of seasonal decorations;

xviii                           Intentionally Omitted.

xix.                                Intentionally Omitted.

xx.                                   wages, salaries, benefits or other compensation paid to any employees above the grade of building manager;

xxi.                                any expenses which are reimbursed to Landlord or those which are credited, refunded or discounted to Landlord; and

xxii.                             travel, conference, meals and entertainment for Shopping Center and/or Landlord’s employees.

d.                                 Tenant will pay all Common Area Costs during each billing cycle for such cost. Within five (5) business days of its payment, Tenant will deliver to the Landlord copies of all bills, invoices, and the like as well as all checks or other instruments used to pay the same.

e.                                  Intentionally Omitted

f.                                    Landlord may at any reasonable time and during normal business hours, audit all of the Tenant’s books and records which reflect its compliance with this Article. If the Tenant has failed to make any payment for such costs, Landlord will notify it in writing and thereafter, it shall make such payment, in full, to the billing entity within two (2) business days of such notice.

12.                               TAXES

a.                                       Tenant shall pay, before delinquent, all property taxes, and assessments on the furniture, fixtures, equipment, and other property of or being used by Tenant at any time situated on or installed in the Premises. If, at any time during the term of this Lease, any of the foregoing items are assessed as a part of the real property of which the Premises are a part, Tenant shall pay to Landlord, before delinquent and upon demand, the amount of such additional taxes as may be levied against said real property by reason thereof. Notwithstanding the foregoing, or any provision in this Lease to the contrary, Real Estate Taxes as defined herein real estate taxes shall not include, unless assessed as a replacement or substitution of Real Estate Taxes: (i) any gift or inheritance tax; (ii) any transfer or similar tax incurred solely as a result of the sale of the Premises, Building or Shopping Center; (iii) any excise or similar tax; (iv) any tax on profits earned by Landlord in the operation of the Premises, Building or Shopping Center (except to the extent said taxes are assessed in lieu of real estate taxes); (v) any capital levies; and (vi) any late charges, fees or penalties assessed against the Premises, Building or Shopping Center.

b.                                 During the term of this Lease, Tenant shall directly pay to the taxing authority all Real Estate Taxes as herein defined, including all real property taxes attributable to the Premises and assessments levied or assessed against the real estate and improvements on the Premises and the Property. Landlord shall deliver copies of tax bill(s) to Tenant within five business days of receipt.

c.                                  Landlord shall have the sole and absolute right to contest Real Estate Taxes levied against the real property constituting the Premises and the Shopping Center (other than taxes levied directly against Tenant’s personal property), the costs of such shall be included as Real Estate Taxes. As such, Tenant, to the fullest extent permitted by law, irrevocably waives any and all rights that Tenant may have to contest such Real Estate Taxes. However, in the event Landlord declines in writing to contest such Real Estate Taxes, Tenant shall have the right to contest the same at Tenant’s sole expense (subject to offset of such expenses against a reduction in Real Estate Taxes payable as a result of Tenant’s contest activities). Tenant shall have the right, in good faith and at its sole cost and expense, and upon posting adequate security to protect Landlord, to contest the amount or legality of any of personal property taxes on or attributable to Tenant’s personal property located at the Premises, including the right to apply for the reduction thereof.

d.                                 Intentionally Deleted.

e.                                  In no event shall Tenant be liable hereunder for or be required to pay any income, profit, franchise taxes with respect to the rent received by Landlord under this Lease, or any tax, assessment, or governmental imposition in replacement or substitution of the foregoing, unless the same is an imposition in replacement or substitution of Real Estate Taxes as defined hereunder. Notwithstanding the foregoing the Tenant will pay any taxes (including excise taxes) attributable solely to the Tenant’s operations.

If at any time during the term of this Lease or any extension thereof, there shall be levied or assessed in substitution of Real Estate Taxes, in whole or in part, a tax assessment or governmental imposition on the rents received from the Premises or the rents reserved herein, and said tax, assessment or governmental imposition shall be imposed upon Landlord, Tenant shall pay same as provided herein, but only to the extent that such new tax, assessment or governmental imposition is a substitute for Real Estate Taxes . In addition, if at any time during the term of this Lease or any extension thereof, any assessment (either general or special) is levied upon or assessed against the Premises or any part thereof, Tenant’s obligation under this Article to pay installments toward such assessment will be based on the total assessment spread over the longest period provided by law, and each yearly installment shall calculated by multiplying the total amount assessed thereof by a fraction, the numerator of which shall be the number of lease years remaining (beginning with the lease year in which such levy or assessment is made) in the term (and any extended terms of this Lease, subject to exercise), and the denominator of which shall be the number of years for which the taxes apply so that the tax shall be prorated for time.

13.                                 ALTERATIONS

a.                                       Tenant shall not make alterations or additions to the interior of the Premises which are visible from the exterior of the premises, to the exterior of the Premises, or to the structural, mechanical, plumbing, or electrical systems of the Building without the express written permission of the Landlord. Notwithstanding the foregoing, the Landlord acknowledges that as part of the Tenant Work, Tenant will be installing roof top or ground-mounted enclosed refrigeration equipment which will service its coolers and freezers, in a location specified by the Landlord; provided, however, any roof top equipment must be screened in a manner reasonably acceptable to Landlord and must comply with the Covenant Documents and all Governmental Authorities. Such refrigeration equipment for coolers and freezers (which expressly excludes HVAC for normal heating and cooling) shall be deemed to be Tenant’s Property which shall be removed by Tenant at the expiration of the Lease Term or earlier termination of the Lease. Tenant shall use Landlord’s then-current roof contractor for purposes of (i) installation and placement of the refrigeration equipment and any piercing of the roof membrane in order to facilitate the installation thereof, and (ii) removal of the refrigeration equipment and repair/restoration of the roof membrane to its original weather-resistant condition as of the Ready for Occupancy Date, ordinary wear and tear excepted. Notwithstanding anything in this Lease to the contrary, Tenant shall be responsible for its roof penetrations and any problems arising from such penetrations including any repairs to interior portions of the Premises.

b.                                      Tenant shall begin alterations or additions to the interior of the Premises, only after first delivering to Landlord the plans and specifications therefor and obtaining Landlord’s written consent, which consent will not be unreasonably withheld, conditioned or delayed. Landlord’s approval of any Tenant plans, specifications or drawings under this Lease shall create no liability for Landlord for their completeness, design sufficiency, or compliance with Governmental Authorities or applicable codes or laws. Tenant shall promptly pay for the costs of all such alterations and additions regardless of the cost, and shall indemnify Landlord against liens, costs, damages, and expenses incurred by Landlord in connection therewith, including any attorneys’ fees incurred by Landlord if Landlord shall be joined in any action or proceeding involving such work. Landlord may, at its option, pay sums due in order to release such liens, in which event any such sums paid by Landlord shall be due to Landlord by Tenant as Additional Rent, upon demand. Under no circumstance shall Tenant commence any such work until Landlord has been provided with certificates evidencing that all the contractors and subcontractors performing such work have in full force and effect adequate worker’s compensation insurance and all permits and licenses as required by Governmental Authorities.

All alterations and additions shall be completed by Tenant in accordance with Exhibit B to the Work Letter. All consents given by Landlord in reference to such improvements shall be deemed conditioned upon: (i) Tenant acquiring all applicable permits required by any Governmental Authorities; (ii) the furnishing of copies of such permits together with a copy of the plans and specifications for the alteration to Landlord prior to commencement of the work thereon and prior to the submission for approval to any Governmental Authorities having jurisdiction; and (iii) the compliance by Tenant with all conditions of said permits in a prompt and expeditious manner

Any alterations by Tenant shall be done in a good and workmanlike manner, with good and sufficient materials, and be in compliance with all Governmental Authorities, laws, and codes. Tenant shall promptly upon completion thereof furnish Landlord with as built plans and specifications therefor and copies of any approvals, permits and certificates given by any applicable Governmental Authorities.

After the Tenant opens for business to the public, the Tenant will not require the Landlord’s consent to make permitted alterations to the Premises that cost fifty thousand ($50,000) or less, are not visible from the exterior of the Premises, and do not affect the Building structure, systems, exterior, or any electrical, plumbing or mechanical systems of the Premises/Building, and for which: (i) Tenant first provides written notice to the Landlord to permit it post notifications of non-liability at the Premises as permitted by this Lease; (ii) Tenant obtains any permits required by any Governmental Authority; (iii) Tenant undertakes such alterations in a commercially reasonable fashion; and (iv) Tenant provides the Landlord with “as-built” plans (if applicable) upon the completion of the alterations. In the event any remodeling, improvements, fixturing or modification to the Premises by Tenant results in or causes the Premises or the Shopping Center to be subject to any change or modified compliance with any laws, rules or regulations then Tenant shall pay for and reimburse Landlord for all costs or expenses, including management costs, reasonably necessary to bring any part or all of the Premises or Shopping Center into compliance therewith.

Within five (5) days after notifying Landlord of any planned erection, construction, alteration, removal, addition, repair or other improvement, Landlord shall post, and Tenant shall keep posted until completion of such work, in a conspicuous place upon the doors providing entrance to the Premises, notices of non-responsibility as permitted by Governmental Authorities, stating that Landlord’s interests in the Shopping Center shall not be subject to any lien for such work.

c.                                       Landlord acknowledges and agrees that all furniture, trade fixtures, equipment, machinery, cabinetwork, check-out counters, wiring used to serve the check-out counters, roof-top or ground-based refrigeration equipment, coolers, chillers, walk-in or reach-in refrigeration equipment, movable partitions, signs, and any property bearing any of the Tenant’s trade names or trademarks, whether registered or unregistered, and all other items of personal property which Tenant utilizes to conduct its business on the Premises which may be installed in or upon the Premises at Tenant’s cost (whether or not reimbursed by Landlord as a construction cost), (excluding however those items which constitute essential building systems (such as base lighting, electrical, plumbing, mechanical, ceiling, bathroom fixtures, HVAC, etc.) and all fire-safety items, flooring, water heaters, interior walls, partitions, and doors, additional utility work (if applicable), grease trap (if applicable), and parapet/facade renovation (if applicable)) (collectively “Trade Fixtures”), shall not be deemed to become a part of the Premises, and whether or not they become a component part of the Premises, the Trade Fixtures are and shall remain the property of Tenant and shall be treated as moveable trade fixtures for the purpose of this Lease. Tenant, at its own cost and expense, may install, place, reinstall or replace upon the Premises, or remove from the Premises, any such Trade Fixtures . Any replacement or additional Trade Fixtures shall not become the property of the Landlord but shall remain Tenant’s property the same as the original Trade Fixtures. All Trade Fixtures shall be removed by Tenant at the termination of this Lease. Tenant shall repair all damage to the Premises caused by any such removal. If Tenant fails to timely perform such removal obligations or if Landlord repairs any damage caused by such removal and not repaired by Tenant as herein provided, then the costs and expenses thereof incurred by Landlord may be recovered by Landlord from Tenant.

d.                                      Landlord acknowledges and agrees that Tenant’s Trade Fixtures may be leased from an equipment lessor and that Tenant may execute and enter into an equipment lease with respect to such Trade Fixtures. Landlord shall execute and deliver a document substantially in the form of the Landlord’s Release and Waiver attached hereto as Exhibit D and made a part hereof, in which Landlord: (i) acknowledges and agrees that the Trade Fixtures constitute the personal property of Tenant, and shall not be considered to be part of the Premises, regardless of whether or by what means they become attached thereto; (ii) agrees that it will not claim any interest in such Trade Fixtures; (iii) agrees that any equipment lessor may enter the Premises on or prior to the termination of the Lease for the purpose of exercising any right it may have under the provisions of any equipment lease, including the right to remove such Trade Fixtures, provided that such equipment lessor agrees to repair any damage resulting from such removal and under no circumstances shall be allowed to conduct a sale of the equipment from the Premises; and (iv) any such other provisions as may be common. Landlord subordinates any statutory landlord’s lien and any attachment for rent on the Trade Fixtures that Landlord may have or may hereafter acquire.

e.                                       Tenant may install, operate and maintain rooftop satellite communication equipment (Satellite Equipment) on the roof of the Shopping Center above the Premises for use by Tenant in the Premises; provided, however, Tenant shall be required to utilize Landlord’s roofing contractor to the extent required to preserve any applicable roof warranties with respect to any work relating to the puncture or penetration of the roof or attaching any items to the roof. Tenant shall be solely responsible for the installation of the Satellite Equipment and shall, as a condition to installing and maintaining the Satellite Equipment and at Tenant’s sole cost and expense, secure all necessary consents and approvals from all applicable governmental authorities to construct, operate and maintain the Satellite Equipment. Tenant agrees to locate and screen all cables and other equipment and facilities connecting the Satellite Equipment to the Premises in locations reasonably designated by Landlord. Tenant agrees to indemnify, defend and hold harmless Landlord from and against all losses, damages, costs and expenses arising from or relating to the installation, maintenance and repair of the Satellite Equipment, and the Satellite Equipment shall be considered part of the Premises for purposes of Tenant’s maintenance, indemnity and insurance obligations under this Lease. All such equipment shall be installed and maintained by Tenant in good repair and working condition, in accordance with applicable laws, ordinances, rules and regulations and in compliance with the requirements of the insurers of the Shopping Center. Tenant shall pay all taxes of any kind or nature whatsoever levied upon the Satellite Equipment and all charges, expenses and other costs of any nature whatsoever relating to the installation, ownership, maintenance and operation of the Satellite Equipment. The installation and operation of the Satellite Equipment shall not interfere with the safety or operation of the Shopping Center nor cause any labor dispute, nor shall the Satellite Equipment interfere with the communications facilities of any other tenant of the Shopping Center. Upon expiration or earlier termination of this Lease, Tenant shall remove all of the Satellite Equipment and shall be responsible for the repair, painting, and/or replacement of the roof system building surface to which the Satellite Equipment is attached.

f.                                         Tenant will not be permitted to install and/or maintain any sales areas or other features in the Common Areas without the express written consent of Landlord. Notwithstanding the foregoing, the Tenant may install, one or more: cart corrals,; outdoor bicycle racks, and, picnic, or similar tables all at locations to be mutually acceptable to the Landlord and Tenant

14.                               SIGNS

a.                                       Subject to any Covenants and local codes and laws, Tenant shall have the right, at its sole cost and expense, to (a) erect and maintain within the interior of the Premises all professionally produced signs and advertising matter customary or appropriate in the conduct of Tenant’s business, similar to the samples shown in Exhibit E; and, (b) install to the exterior any temporary, professionally produced sign in connection with its store opening and approved by Landlord in writing. Tenant shall repair and restore any damage caused to the Premises or Property from such temporary sign or attachment thereof, upon removal.

b.                                      Tenant shall be obligated to provide a sign identifying Tenant’s business name and to cause such sign to be installed on the Building front facia outside the Premises. All of Tenant’s signage shall strictly comply with the requirements of any Law. Landlord represents that it has approved the signage for the Premises as it exists on the Effective Date of this Lease.

Tenant shall pay all costs of causing its signs to be erected, installed, and maintained, including any monument/pylon signage. Tenant shall reimburse Landlord for a proportionate share (based on display panel space) of all operating, maintenance, and repair costs of any pylon sign in which Tenant is offered (and accepts) panel space.

c.                                       If at any time during the term of this Lease, Landlord requires the removal, reinstallation, renovation, relocation and/or other change of or to any of Tenant’s signage during the Lease Term in connection with the renovation of the Premises or the Shopping Center by Landlord, Landlord shall reimburse Tenant for the cost of such removal, reinstallation, renovation, relocation and/or other change. In addition, if Landlord determines it wishes, or as a result of such Landlord action, a change to the signage is required by any governmental or quasi governmental authority or association, to make changes in the character of Tenant’s signage (including, without limitation, changing of sign faces, illumination, etc.), then Landlord shall make such changes at its sole cost and expense. Upon expiration or earlier termination of this Lease, Tenant shall remove such signage and repair any damage to the Building facia (including patching and repainting to match as close as possible the adjacent facia) resulting from the installation or removal of Tenant’s sign.

15.                               COMPLIANCE WITH PUBLIC LAW AND GOVERNMENTAL AUTHORITIES

a.                                       Tenant agrees that it will comply with all applicable Covenant Documents, Governmental Authorities, and public laws that affect the Property or Tenant’s use, occupancy, or conduct of business..

b.                                      As a condition precedent to Landlord’s delivery of the Premises and Tenant’s acceptance thereof, Landlord warrants to Tenant that the Premises, in their state existing on the Ready For Occupancy Date, but without regard to the Tenant’s specific Permitted Use, does not violate any covenants or restrictions of record, or any applicable building code, regulation or ordinance in effect or as issued by any Governmental Authorities and applicable on such Ready For Occupancy Date.

16.                               HAZARDOUS SUBSTANCES

a.                                       Tenant hereby agrees that: (i) no activity will be conducted on the Premises that will produce any Hazardous Substance, except for such activities that are part of the ordinary course of Tenant’s business (the “Permitted Activities”) provided said Permitted Activities comply and are documented in accordance with all Environmental Laws; and, (ii) the Premises will not be used in any manner for the storage of any Hazardous Substances except for the temporary storage of such materials that are used in the ordinary course of Tenant’s business (the “Permitted Materials”) provided that such Permitted Materials are properly stored in a manner and location meeting all Environmental Laws with notice to and right to inspect by Landlord.

b.                                      Tenant hereby agrees to indemnify and hold harmless Landlord, its directors, officers, employees, agents and any assignees, or successors to Landlord’s interest in the Premises and Shopping Center and their directors, officers, employees, and agents, from and against any and all losses, claims, damages, penalties, and liability (including all out-of-pocket litigation costs and the reasonable fees and expenses of counsel) incurred as a result of the Tenant’s (including Tenant’s contractors, agents, employees and invitees any of whom may be within the Premises) use or misuse of any Hazardous Substance within the Premises. Such damages include: (i) all foreseeable and all unforeseeable consequential damages, directly or indirectly arising out of the use, generation, storage, release or disposal of Hazardous Substances by Tenant, its agents or employees on the Premises; and (ii) including, without limitation, the cost of any required or necessary repair, cleanup, or detoxification and the preparation of any closure or other required plans, following the Ready for Occupancy Date, to the full extent that such action is attributable, directly or indirectly, to the presence or use, generation, storage, release, threatened release, or disposal of Hazardous Substances by Tenant, its agents or employees on the Premises.

c.                                       Landlord hereby represents and warrants that there are no violations of any federal, state, or local Environmental Laws, rules, regulations or orders relating to industrial hygiene or to environmental conditions, on, under or about the Premises. Landlord further covenants and agrees that the Shopping Center is not subject to the effects of a Hazardous Substance which require remediation.

d.                                      Landlord hereby agrees to indemnify and hold harmless Tenant, its directors, officers, employees, agents and any assignees, or successors to Tenant’s interest in this Lease and their directors, officers, employees, and agents, from and against any and all losses, claims, damages, penalties, and liability (including all out-of-pocket litigation costs and the reasonable fees and expenses of counsel) incurred as a result of the Landlord’s use or misuse of any Hazardous Substance outside of the Premises. Such damages include: (i) all foreseeable and all unforeseeable consequential damages, directly or indirectly arising out of the use, generation, storage, release or disposal of Hazardous Substances; and (ii) including, without limitation, the cost of any required or necessary repair, cleanup, or detoxification and the preparation of any closure or other required plans, to the full extent that such action is attributable, directly or indirectly, to the presence or use, generation, storage, release, threatened release, or disposal of Hazardous Substances by Landlord, its agents or employees on the Premises.

e.                                       In the event Hazardous Substances are present at the Premises or the Shopping Center due to the acts of any party other than Tenant, or any of Tenant’s contractors, agents, employees and invitees any of whom may be within the Premises or any of Tenant’s contractors, agents, employees and invitees any of whom may be within the Premises and/or future remediation work is required to remove and/or monitor the Hazardous Substances caused to be present by any party other than Tenant, or any of Tenant’s contractors, agents, employees and invitees any of whom may be within the Premises , and the presence, remediation and monitoring of such Hazardous Substances commercially materially and adversely affects the operation of Tenant’s business for in excess of thirty (30) consecutive days, or commercially materially jeopardizes the health of Tenant’s employees and/or customers, Tenant, upon Notice delivered to Landlord within sixty (60) days after the occurrence of such event, shall have the right to terminate this Lease, in which event this Lease will be of no further force and effect or, at Tenant’s option, receive a full abatement of change Rent and other payment obligations hereunder until such Hazardous Substances are removed or remediated to the satisfaction of applicable governmental authorities, as documented by such authorities.

f.                                         The indemnities contained in this Article shall survive the expiration or earlier termination of this Lease.

17.                               INSURANCE/INDEMNIFICATION

a.                                       Commencing on the Lease Commencement Date and continuing throughout the Lease Term, Landlord shall carry and maintain the following insurance (Landlord’s Insurance), all without co-insurance, and Tenant shall reimburse Landlord for a pro-rata share of the premiums for such policies as Additional Rent concurrently with the payment of Minimum Rent:

i.                                     Property damage insurance on all portions of the Shopping Center insuring against loss or damage by fire or other casualty covered by a so-called “all risk,” “multi-peril,” or “special form” policy, in such amounts, from companies, and on such terms and conditions as sufficient to protect the Shopping Center for not less than ninety percent (90%) of replacement value. Landlord may also obtain and keep in force during the Lease Term a policy or policies in the name of Landlord, with loss payable to Landlord and any lender(s), insuring the loss of the full rental and other charges payable by all tenants of the Building and the Shopping Center to Landlord (including all Real Estate Taxes, insurance costs, all Operating Expenses and any scheduled rental increases).

ii.                                       Landlord shall maintain liability insurance on any or all or portions of the Premises, the Building, and the Shopping Center in addition to and not in lieu of the insurance required to be maintained by Tenant. Tenant shall not be named as an additional insured therein.

iii.                                    Any other policy of insurance which Landlord or Landlord’s mortgagee for the Shopping Center or the Covenant Documents requires to be kept in force.

b.                                      Tenant shall, from and after the Ready for Occupancy Date and at all times during the Lease Term, at its sole cost and expense, carry and maintain the following insurance (Tenant’s Insurance):

i.                                          Property insurance covering Tenant’s Property and all personal property, goods and merchandise, fixtures, improvements, alterations, wall coverings, floor coverings, window coverings, signs, decorations, furniture, furnishings, equipment, lighting, ceilings, heating, ventilation and air conditioning equipment, roof top refrigeration and satellite communications equipment, and interior plumbing against all risks of direct physical loss for the full replacement value thereof. Replacement value is understood to mean the cost to replace without deduction for depreciation. All such property insurance shall be written without co-insurance provisions. Tenant shall also carry business interruption insurance in an amount as will properly reimburse Tenant for losses attributable to Tenant’s inability to use fully or obtain access to the Premises or the Building sufficient to cover twelve (12) months of business operations.

ii.                                       Commercial general liability insurance providing coverage for bodily injury and property damage, with a combined single limit coverage of not less than $1,000,000 per occurrence, two million dollars ($2,000,000) policy aggregate, on an “occurrence” form and including contractual liability coverage.

iii.                                    Worker’s compensation insurance insuring against and satisfying Tenant’s obligations and liabilities under the worker’s compensation laws of the state in which the Shopping Center is located.

iv.                                   Tenant may also obtain umbrella or excess liability insurance that provides limits of $2,000,000 each occurrence and $2,000,000 annual aggregate.

v.                                      Plate Glass Insurance. Plate glass insurance sufficient to discharge Tenant’s obligations in this Lease.

c.                                       It is expressly understood and agreed that the foregoing minimum limits of Tenant’s Insurance coverage shall not limit the liability of Tenant for its acts or omissions as provided in this Lease. Tenant’s Insurance shall be issued by an insurance company of recognized standing, licensed and authorized to do business in the state in which the Shopping Center is located, and having a Best’s Insurance Guide rating of at least A:XV. Tenant’s Insurance (other than any policy of worker’s compensation insurance) will name Landlord, and any mortgage holder of the Shopping Center, and such other persons or firms as Landlord specifies from time to time as additional insureds.

Original or copies of original policies (together with copies of the endorsements naming Landlord, and any others specified by Landlord as additional insureds) and evidence of the payment of all premiums of such policies will be delivered to Landlord prior to the Lease Commencement Date and on each anniversary thereof. All public liability and property damage liability policies maintained by Tenant will contain a provision that Landlord and any other additional insureds will be entitled to recover under such policies for any loss sustained by them, their agents, and employees as a result of the acts or omissions of Tenant.

Tenant’s Insurance will provide that it may not be terminated or amended except after thirty (30) days’ prior written Notice to Landlord. All Tenant’s Insurance shall be written as primary policies, not contributing with and not supplemental to coverage that Landlord may carry.

d.                                      To the fullest extent permitted by the insurers, Landlord and Tenant each waive any and all rights to recover against the other or against the officers, directors, shareholders, partners, joint venturers, employees, agents, customers, invitees or business visitors of such other party, for any loss or damage to such waiving party arising from any cause which is covered or required to be covered by the insurance which is required to be carried by such party or which is covered by any other insurance actually carried by such party, to the extent of the limits of such policy. Landlord and Tenant, from time to time, shall cause their respective insurers to issue appropriate endorsements to all policies of insurance carried in connection with the Building or the Premises or the contents of the Building or the Premises, which endorsements waive such insurer’s subrogation rights under such policies against the beneficiaries of this waiver. The intent of this paragraph is to insure that the insurance coverage for the party that is primarily responsible to cover any such loss is the party whose insurance is the primary and only coverage for such loss.

e.                                       Tenant and Landlord shall provide the other party with certificates evidencing the coverage required hereunder when requested by the other party.

18.                               INDEMNIFICATION, WAIVER AND RELEASE

a.                                       Unless the same is caused by the gross negligence of the Landlord, its employees, agents, contractors, or those acting on behalf of the Landlord in which case this subparagraph (a) will not apply, Tenant will neither hold nor attempt to hold Landlord or its employees or agents liable for, and Tenant will indemnify and hold harmless Landlord, its employees and agents from and against any and all demands, claims, causes of action, fines, penalties, damage (including consequential damages), liabilities, judgments and expenses (including, without limitation, attorneys’ fees) incurred in connection with or arising from:

i.                                          the use or occupancy or manner of use or occupancy of the Premises by Tenant or any person claiming under Tenant;

ii.                                       any activity, work, or thing done, permitted, or suffered by Tenant in or about the Premises, the Shopping Center, or the Common Areas;

iii.                                    any acts, omissions or negligence of Tenant or any person claiming under Tenant, or the contractors, agents, employees, invitees or visitors of Tenant or any such person;

iv.                                   any breach, violation or nonperformance by Tenant or any person claiming under Tenant or the employees, agents, or contractors of Tenant of any term, covenant or provision of this Lease or any law, ordinance or governmental requirement of any kind; or

If any action or proceeding is brought against Landlord or its employees by reason of any such claim for which Tenant has indemnified Landlord, Tenant, upon Notice from Landlord, will defend the same, at Tenant’s expense, with counsel reasonably satisfactory to Landlord.

b.                                      Unless the same is caused by the gross negligence of the Landlord, its employees, agents, contractors or those acting on behalf of the Landlord, in which case this subparagraph (b) will not be applicable, and except for any liability assumed by the Landlord pursuant to this Article 18, Tenant, as a material part of the consideration to Landlord for this Lease waives and releases all claims against Landlord, its employees, agents or contractors with respect to all matters for which Landlord has disclaimed liability pursuant to the provisions of this Lease.

c.                                       Except as concerns losses paid by insurance as to which Tenant has waived or is required hereunder to have waived the right of subrogation, Landlord shall indemnify and save Tenant harmless from any liability for damages (including reasonable attorneys’ fees) arising out of the gross negligence or willful misconduct of Landlord, its employees, agents, contractors, or those who are acting on behalf of the Landlord.

Except if caused by the gross negligence of the Landlord, its employees, agents, contractors, or those who are acting on behalf of the Landlord, Landlord shall not be responsible to Tenant, nor required to save Tenant harmless from any loss or damage which may be occasioned by or through the acts or omissions of persons occupying portions of the Shopping Center.

In addition, unless the loss is caused by the gross negligence of the Landlord, its employees, agents, contractors, or those acting on behalf of the Landlord, Tenant shall not hold or attempt to hold Landlord liable for any injury or damage, either proximate or remote, occurring through or caused by fire, water, or any repairs or alterations to the Premises or otherwise; or liable for any injury or damage occasioned by defective wiring or breakage or stoppage of plumbing or sewage upon the Premises, whether said breakage or stoppage results from freezing, or otherwise. All property kept, stored, or maintained in the Premises shall be so kept, stored, or maintained at the risk of Tenant only.

Neither Tenant nor Landlord shall be liable for consequential damages or special damages under any circumstances under this Lease. All liability of Landlord for damages for breach of any covenant, duty or obligation of Landlord may be satisfied only out of the interest of Landlord in the Premises or Property that exists at the time that any liability of Landlord is adjudicated in a proceeding that results in a final, non-appealable judgment of liability. Upon any transfer or assignment of the real estate upon which the Premises exists, Landlord shall be fully released from any or all liability to Tenant which occurred on or before the date of the transfer or assignment, hereunder and such assignee shall be substituted as Landlord hereunder, provided notice is given to Tenant of such transfer.

19.                               DAMAGE BY FIRE OR OTHER CASUALTY

a.                                       If the Premises or any portion of the Common Areas are damaged by fire or other casualty, Landlord, using the services of a competent licensed architect who has substantial experience in the design and build-out of shopping centers, shall give Tenant Notice as to whether the Premises or the Building, with the exercise of reasonable diligence, can or cannot be made fit for occupancy within 180 days from the occurrence of such casualty (Repair Period). If the Repair Period will exceed 180 days, then for a period of sixty (60) days after the casualty, either party may terminate the Lease by providing Notice to the other party. If there is damage to the Premises or the Common Area as described herein, and if the Lease is not terminated by Landlord or Tenant, or if the Repair Period will not exceed 180 days, then this Lease shall remain in full force and effect, and the parties waive any provisions of any law to the contrary. Thereafter, the Landlord will diligently pursue the completion of all Landlord’s Work as described in Exhibit B. Upon delivery of the Premises on the Ready For Occupancy Date, the Tenant will diligently pursue the completion of all of the Tenant’s Work. Until the Ready for Occupancy Date, all Rent, Additional Rent, and any Prorata Share shall be equitably abated as to the portion of the Premises that cannot be commercially reasonably used.

c.                                       If the Premises are damaged to any extent by any casualty and, on the Notice Date, the remainder of the Lease Term is less than 12 months (and Tenant fails to exercise, within thirty (30) days following the Notice Date, any remaining option to extend the Lease Term), then either Landlord or Tenant may, at that party’s option terminate the Lease by written notice to the other delivered within sixty (60) days after the casualty. If not terminated, then the parties will diligently pursue the repair of damage to both Landlord and Tenant’s Work. Until the Ready for Occupancy Date, all Rent, Additional Rent, and any Prorata Share shall be equitably abated as to the portion of the Premises that cannot be commercially reasonably used. If either party gives Notice to terminate the Lease, then the Lease will terminate on the last day of such notice period and thereafter, the parties will have no further rights or obligations as to each other under the Lease.

d.                                      All insurance proceeds payable under any casualty insurance policy procured and maintained by either party shall be used for the purpose of repairing the Premises or the Common Area with the understanding that the proceeds of each shall nonetheless be payable solely to party that obtained the insurance and/or its mortgagee with the provision that such proceeds shall be made available for repair and restoration of the Premises.

20.                                 EMINENT DOMAIN

a.                                       If any part of the Premises or Common Area is condemned or taken (Taking) by a any authority having the power to exercise such rights (Taking Authority), or if Landlord shall convey or lease any part of the Premises or Common Area to a Taking Authority in settlement of a threat of a Taking, this Lease shall terminate as of the date possession is taken upon: (i) a total Taking; or (ii) a partial Taking if in the Tenant’s sole but commercially reasonable opinion the remainder of the Premises or Common Areas are not commercially reasonably suitable for the normal operation of its business.

b.                                      In the event of a partial Taking which does not terminate this Lease, the Landlord shall make the repairs and alterations necessary to restore the structural portion of the remainder of the Premises to its prior condition and/or to return the Common Area to a condition suitable for Tenant’s use. From the date of the partial Taking, the Rent, Additional Rent and any Prorata Share owned by the Tenant shall be abated in proportion to the area of the Premises taken.

c.                                       All condemnation awards for a taking of the Premises or the Shopping Center will belong to Landlord, except that Tenant may seek recovery for Tenant’s personalty or leasehold interests provided such award to Tenant does not reduce Landlord’s award. Also, Tenant shall be entitled to separately pursue its claim and obtain an award paid by the Taking Authority for Tenant’s moving costs and the value of the unexpired portion of the then current term and any remaining Renewal Terms, and for the value of any leasehold alterations or improvements that have been made by Tenant. Notwithstanding the foregoing, Tenant may join in, or upon Tenant’s request, Landlord shall pursue on Tenant’s behalf and expense, a separate claim for reimbursement from the Taking Authority for moving expenses, goodwill, and for removal of trade fixtures or other personal property owned by Tenant or other damages suffered if its claim is permitted by law.

21.                               SUBORDINATION, ATTORNMENT AND ESTOPPEL LETTER

a.                                       This Lease is and shall be subject and subordinate to: (a) any reciprocal easement agreement or other easements, and (b) the lien of any first mortgage or deed of trust which may now or hereafter encumber the Property, the Building or the Premises and to all terms, conditions and provisions thereof, to all advances made, and to any renewals, extensions, modifications or replacements thereof. Subject to Landlord’s performance of the obligations to Tenant set forth in this Article 21, and the delivery of appropriate non-disturbance agreements (as described below), Tenant agrees to subordinate this Lease and all of the rights of Tenant hereunder to the lien of any mortgage or mortgages now or hereafter placed on the Premises provided, and only if, the mortgagee named in any such mortgage agrees in writing to recognize this Lease in the event of foreclosure of such mortgage or sale under such trust deed so long as Tenant is not in default under this Lease beyond any applicable periods for notice and cure.

b.                                      Notwithstanding the provisions of this Article, if this Lease is in full force and effect and so long as no uncured Event of Default has occurred, Tenant’s right of possession to the Premises and other rights arising out of this Lease shall not be affected or disturbed by the mortgagee in the exercise of any of its rights under such mortgage or the note secured thereby, nor shall Tenant be named as a party defendant to any foreclosure of the lien of mortgage (unless required by law to be so named), nor in any other way be deprived of its rights under this Lease.

c.                                       In the event Landlord has a lender, mortgagee, lienholder or lessor who owns a leasehold interest in the Premises, the Shopping Center or the land thereunder, Landlord agrees to obtain from such lender, mortgagee, lienholder and/or lessor prior to any lien attaching to the Premises, the Building or the land thereunder, a non-disturbance agreement, in recordable form, from same, in substantially the same form as the Subordination, Attornment and Non-Disturbance Agreement attached hereto as Exhibit F and made a part hereof by reference for all purposes (“Non-Disturbance Agreement” or “NDA”), which shall provide, among other things, that the lender, mortgagee, lienholder or lessor shall agree for itself, its successors and assigns, (i) to be bound by the terms of this Lease; (ii) not to disturb Tenant’s use or possession of the Premises in the event of a foreclosure of such lien or encumbrance so long as Tenant is not in default hereunder; (iii) not to join Tenant as a party defendant in any such foreclosure proceeding taken by it (unless required by law to be so named); and (iv) to permit application of any insurance proceeds to the restoration and repair of the Premises pursuant to the terms of this Lease. In the event Landlord fails to deliver a Non-Disturbance Agreement as set forth hereunder, Tenant may at its option either: (i) terminate this Lease; or (ii) reduce rent to 5% of the Gross Sales until delivery of same. In connection with any future lien, mortgage, or refinancing, if any, Landlord shall, as a condition to the subordination of this Lease, obtain for Tenant, it successors and assigns, a Non-Disturbance Agreement, and, if Landlord shall not obtain such Non-Disturbance Agreement, then this Lease shall not be subordinate to any such future lien, mortgage, or refinancing. Tenant shall not unreasonably object to any charges, modifications or alterations in the NDA or the use of a lender’s form, provided Tenant’s rights hereunder remain substantially the same as described in this Section 21.

d.                                      Tenant shall, within ten (10) business days following request by Landlord execute, acknowledge and deliver to Landlord and/or its mortgagee, a form of estoppel letter certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications). Such certificate shall state the dates to which the rent and other charges have been paid in advance, if any, and whether or not, to the best knowledge of the signer of such certificate, Landlord is in default in the performance of any covenant, agreement or condition contained in this Lease, if applicable, specifying each such default of which the signer may have knowledge, it being intended that any such statement delivered hereunder may be relied upon by third parties not a party to this Lease. Tenant’s failure to deliver such statement shall be deemed to establish conclusively such matters as are requested in the estoppel certificate request, but shall not be a default under this Lease; but Tenant will be assessed a fine of $500 per month for each month that it fails to deliver such certificate.

22.                               TENANT DEFAULT AND REMEDIES

a.                                       There shall be a Tenant “Event of Default” if:

i.                                          the Tenant fails to pay any Minimum Rent or Additional Rent within five (5) days after due (provided, however, as to the first two (2) instances of a missed payment in each calendar year, Tenant shall not be considered in default until written notice is provided to Tenant and ten (10) days pass after such notice), Tenant fails to pay any other monetary amount due hereunder within thirty (30) days after the giving of Notice thereof by Landlord;

ii.                                       the Tenant defaults in the performance or observance of any covenant or agreement of this Lease (other than a default involving the payment of money), which default is not cured within thirty (30) days after the giving of Notice thereof by Landlord; provided, however, that Tenant shall not be deemed to be in default if Tenant has commenced curing the default within the thirty (30) day period, and thereafter diligently pursues the completion of such cure; or

iii.                                    there is any sale of Tenant’s interest in the Premises created by this Lease made under court execution or similar process, or if Tenant shall be adjudicated bankrupt or insolvent, or if a receiver or trustee shall be appointed for its business or property and if such receiver or trustee is not removed within ninety (90) days, or if an arrangement with its creditors shall be approved by a court under the United States Bankruptcy Code, or if Tenant shall make an assignment for the benefit of creditors, or if, in any manner, Tenant’s interest under this Lease shall pass involuntarily to another by operation of law.

b.                                      Upon the occurrence of any Tenant Event of Default Landlord, upon five (5) days Notice to Tenant (except where expressly provided for in this Lease or applicable law), may do any one or more of the following:

i.                                          Elect to terminate this Lease by giving a thirty (30) days prior Notice of such election to Tenant. In such an event the Landlord may then reenter the Premises after proper notice and the application of process of law, and remove Tenant and all other person and property from the Premises, and store such property in a public warehouse or elsewhere at the cost and for the account of Tenant. In such an event, the Landlord shall be permitted to recover damages for any Minimum Rent, Additional Rent, Prorata Share not paid by the Tenant or any other rights, recovery or obligations of Tenant arising prior to said termination date, and for any other damages (excepting any lost future revenue, losses for the reserved rents, or other losses based on, or to be calculated using the term remaining under the Lease) based on the breach of the Lease prior to the termination date; and thereafter, this Lease will terminate, and the parties will have no further rights as to each other; or

ii.                                       Without terminating the Lease, elect to immediately terminate the Tenant’s possession of the Premises. Thereafter, and after proper notice and the application of process of law, the Landlord may enter into and upon the Premises or any part thereof and repossess the same. Tenant covenants and agrees that notwithstanding any such re-entry by Landlord, it shall pay and be liable for (on the days originally fixed herein for the payment thereof) amounts equal to the several installments of rent and other charges reserved as they would, under the terms of this Lease, become due if Landlord had not re-entered as aforesaid, together with all reasonable costs, fees, and expenses, including but not limited to, reasonable attorneys’ fees, costs and expenses incurred by Landlord in pursuit of its remedies hereunder; or in renting the Premises to others from time to time, and whether the Premises be relet or remain vacant in whole or in part or for a period less than the remainder of the term, or for the whole thereof, but in the event the Premises are relet by Landlord or Tenant, Tenant shall be entitled to a credit in the net amount of rent received by Landlord in reletting, after deduction of all reasonable expenses incurred in reletting the Premises and in collecting the rent in connection therewith.

c.                                  In the event of a Default as set forth in subparagraph (b) above, Landlord shall use its good faith commercially reasonable efforts to relet the Premises or any part therefore, for such term and on such terms and conditions as Landlord, in its reasonable discretion, may determine. Landlord agrees, at the reasonable cost of Tenant, to take reasonable efforts to relet the Premises, specifically including: (i) putting “For Rent” signs on the Premises; and (ii) hiring a real estate broker who shall exercise due diligence in leasing the Premises. However the Landlord is not required to promote the Tenant’s space in a manner that is disproportionate to any other vacant or leasable space.

d.                                 Except as specifically limited in subparagraph (a) of this Article, the Landlord’s pursuit of any of the foregoing remedies shall not preclude pursuit of any other remedies provided in this Lease, or any other remedies provided by law, nor shall pursuit of any remedy herein provided constitute a forfeiture or waiver of any rent due to Landlord hereunder or of any damage accruing to Landlord by reason of the violation of any of the terms, provisions and covenants herein contained. Forbearance by Landlord to enforce one or more of the remedies herein provided upon the occurrence of a Tenant Event of Default shall not be deemed or construed to constitute a waiver of such Event of Default.

23.                               LANDLORD DEFAULT AND REMEDIES

a.                                       Each of the following events shall constitute a Landlord “Event of Default” under this Lease:

i.                                          Landlord shall fail or refuse to pay any sum of money payable hereunder when due, and the failure or refusal continues for thirty (30) days after Notice thereof is given by Tenant to Landlord; or

ii.                                       Landlord shall fail or refuse to comply with any term, provision, or covenant of this Lease, other than provisions for the payment of money, and does not cure the failure or refusal within thirty (30) days after Notice thereof is given by Tenant to Landlord (provided, however, that Landlord shall not be deemed to be in default if Landlord has commenced curing the default within thirty (30) days and thereafter diligently pursues the completion of such cure).

b.                                      Upon the occurrence of any Landlord Event of Default, Tenant shall have the option to pursue any one or more of the following remedies without any Notice or demand whatsoever:

i.                                          Cure the Landlord Event of Default and in connection therewith pay or incur reasonable expenses. Notwithstanding the foregoing, Tenant shall not have such right to cure a Landlord Event of Default in the event Landlord or its mortgagee takes action to cure such default within the cure period therein provided, but is unable, by reason of the nature of the work involved, to cure the same within such period, provided Landlord or mortgagee (whoever commences such work) continues such work thereafter diligently and brings to completion without unnecessary delays. Additionally, Tenant shall have the right to remedy any default of an emergency nature, in the event Landlord or mortgagee fails to commence to cure any default creating an emergency situation promptly upon being given notice which is reasonable under the circumstances, and Tenant shall have the right to remedy such a default without notice (if the giving of notice is not reasonably practicable) in the event of an emergency imminently endangering property or health of any person. All sums so expended or obligations incurred by Tenant in connection with the foregoing shall be paid by Landlord to Tenant upon demand, and if Landlord fails to reimburse Tenant, Tenant may, in addition to any other right or remedy that Tenant may have, deduct such amount together with interest accruing at the rate of 12% per annum from subsequent installments of Base Rent hereunder which becomes due to Landlord; or

ii.                                       if such Event of Default materially impairs Tenant’s ability to conduct business from the Premises, to terminate this Lease upon thirty (30) days Notice delivered to Landlord within sixty (60) days after such Event of Default; provided, however, if such default shall be cured by Landlord prior to the termination date set forth in the Notice, this Lease shall not terminate and shall continue in full force and effect.

c.                                       Pursuit of any of the foregoing remedies shall not preclude pursuit of any other remedies provided in this Lease or any other remedies provided by law, nor shall pursuit of any remedy herein provided constitute a forfeiture or waiver of any damage accruing to Tenant by reason of the violation of any of the terms, provisions, and covenants herein contained. Forbearance by Tenant to enforce one or more of the remedies herein provided upon the occurrence of a Landlord Event of Default shall not be deemed or construed to constitute a waiver of such or future Event(s) of Default.

24.                               ASSIGNMENT, SUBLETTING AND OWNERSHIP

a.                                       Subject to the terms of subparagraph (c) below, Tenant, for itself, its successors and assigns, covenants that it shall not assign, sell, pledge, mortgage, encumber or in any manner transfer this Lease or any interest herein, nor sublet the Premises or any part or parts thereof, nor permit occupancy by anyone with, through or under it without the prior written consent of Landlord which consent will not be unreasonably withheld, conditioned or delayed. No assignment or subletting by Tenant shall relieve Tenant of any obligations under this Lease or alter, modify or amend any provision of this Lease.

b.                                      If this Lease is assigned, or if the Premises are subleased or occupied by anyone other than Tenant without the Landlord’s prior consent and if the same is not a Permitted Transfers, the same shall be an Event of Default. Subject to subparagraph (c) below, no assignment, sublease, occupancy or collection will be deemed a waiver of the provisions of this Article for any subsequent transfer, or as a release of Tenant from the further performance by Tenant of its covenants in this Lease. In any Event of Default by Tenant, Landlord may proceed directly against Tenant or anyone else responsible for the performance of the Tenant’s obligations under this Lease, including any subtenant, without first exhausting Landlord’s remedies against any other person or entity responsible therefor to Landlord or any security held by Landlord. No permitted subtenant may assign or encumber its sublease or further sublease all or any portion of its subleased space, or otherwise permit subleased space or any part of its subleased space to be used or occupied by others without Landlord’s prior written consent.

c.                                       Notwithstanding anything contained in this Lease to the contrary, Tenant may assign this Lease or sublet all or any portion of the Premises to any of the following (each, a “Permitted Transfer”): (i) any parent, subsidiary, affiliate or entity controlling, controlled by, or under common control with Tenant; (ii) any successor in interest to Tenant as a result of any merger, consolidation, reorganization, or government action; (iii) any successor in interest to Tenant as a result of any initial public offering by Tenant, or the sale of Tenant’s stock on a nationally recognized exchange; or (iv) a purchaser of all or substantially all of the business, stock or assets of Tenant; provided that in all such instances the transferee has a net worth equal to or greater than Tenant’s net worth as of the transfer date. Permitted Transfers also include any initial public offering by Tenant and the sale of Tenant’s stock on a nationally recognized exchange. Tenant shall give Landlord thirty (30) days prior written notice of a proposed Permitted Transfer together with all documents to be executed to effectuate the Permitted Transfer, but Landlord’s consent shall not be required. Any transferee must expressly assume all obligations as Tenant under this Lease upon consummation of the Permitted Transfer, on a form reasonably acceptable to Landlord. Notwithstanding the foregoing, in the event Tenant is contractually prohibited from notifying Landlord of a Permitted Transfer prior to its consummation, then Tenant shall provide such notice to Landlord within ten (10) days of the consummation of the Permitted Transfer.

Tenant will remain directly and primarily liable for all liabilities and obligations hereunder, notwithstanding any Permitted Transfer. Notwithstanding anything to the contrary contained herein, in no event shall Tenant be permitted to use a series or one or more Permitted Transfers to “Spin-off” this Lease to independent third parties without obtaining Landlord’s prior written consent. By way of example, Tenant shall not assign this Lease to an affiliate whose assets consist solely of this Lease and the rights granted herein, and thereafter sell the stock of such affiliate to an independent third party. The result of which would otherwise be two, independent Permitted Transfers would in such case become a transfer of this Lease to an independent third party, and is prohibited by the terms of this Lease.

d.                                      Landlord shall not unreasonably withhold its consent to Tenant’s request for consent to a specific assignment or sublease if all of the following conditions are satisfied:

i.                                          The proposed transferee satisfies Landlord’s then-current credit standards for tenants of the Shopping Center and, in Landlord’s opinion using commercially reasonable criteria, has the financial strength and stability to perform all Tenant’s obligations under this Lease as and when they fall due.

ii.                                       The proposed transferee’s use of the Premises is: (A) lawful; (B) within the Permitted Use; (C) not in conflict with any exclusive rights or covenants not to compete in favor of any other tenant or proposed tenant of the Shopping Center; and, (D) not likely to cause an increase in the insurance premiums for insurance policies applicable to the Building.

iii.                                    The proposed transferee demonstrates to the reasonable satisfaction of Landlord that its principals and operators have a good reputation in the business community.

iv.                                   At the time of the proposed transfer, there is no Event of Default under this Lease which has not been cured.

v.                                      The transfer will not otherwise have or cause a commercially material adverse impact on the Shopping Center, the Premises or the Common Areas.

e.                                       If Tenant requests Landlord’s consent to a specific assignment or subletting, Tenant shall submit in writing to Landlord: (a) the name and address of the proposed assignee or subtenant; (b) a counterpart of the proposed agreement of assignment or sublease; (c) reasonably satisfactory information as to the nature and character of the business of the proposed assignee or subtenant and the nature of its proposed use of the space; and (d) banking, financial or other credit information reasonably sufficient to enable Landlord to determine the financial responsibility and character of the proposed assignee or subtenant. Landlord shall have sixty (60) days from the date of receipt of such information in which to determine whether or not Landlord’s consent shall be granted.

25.                               MISCELLANEOUS

a.                                       Landlord, its agents or representatives, shall have the right, after providing 48 hours advance written notice to Tenant (except in the case of a bona fide emergency during which it is not practical to give Tenant prior notice), to enter upon the Premises at all reasonable business hours for the purpose of inspecting the Premises, performing Landlord’s repair and maintenance obligations and for exhibiting the Premises to prospective purchasers or mortgagees of the Premises.

b.                                      Tenant shall not permit mechanics’, materialmen’s, or other liens against the Property, or any portion thereof, in connection with any labor, materials, equipment, or services furnished, or claimed to have been furnished to Tenant. If any such lien shall be filed, Tenant shall cause it to be discharged at its sole cost and expense within fifteen (15) days thereafter; provided, however, that if Tenant desires to contest any such lien, it may do so, so long as the enforcement thereof is stayed or bond is posted as security. In the event such a stay or bond is obtained, Tenant shall obtain title insurance in the amount of the lien or liens (including interest and costs) for the benefit of Landlord should Landlord desire the same for any period during which a lien or liens exist. In such event Tenant shall, if necessary, pay required title insurance premiums, post bond sufficient to satisfy the title insurer’s requirements, pay escrow costs and fees, pay the attorneys’ fees of Landlord, and sign indemnity agreements in favor of the title insurer.

c.                                       Nothing contained herein shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or a partnership or a joint venture between the parties hereto, it being agreed that neither the method of computation of Rent nor any other provision of this Lease shall be deemed to create any relationship between the parties hereto other than the relationship of Landlord and Tenant.

d.                                      This Lease together with the Exhibits and any addenda, contain the entire understanding of the parties in reference to the subject matter found herein. Any prior agreements or understandings, oral or written, express or implied are merged into this Lease. No amendment or modification of this Lease or any approvals or permissions of Landlord required under this Lease shall be valid or binding unless reduced to writing and executed by the parties hereto in the same manner as the execution of this Lease.

e.                                       Wherever the words “Landlord” and “Tenant” are used in this Lease, they shall include “Landlords” and “Tenants” and shall apply to persons, companies, partnerships and corporations. Wherever the words “mortgage” or “mortgages” are used herein the same shall be deemed to include a deed of trust or trust deed, and the word “lender” shall include a mortgagee of a mortgage or a beneficiary of a deed of trust or trust deed. All references to the Lease Term shall include any extension of the Lease Term, except as otherwise provided. All references to Tenant shall include Tenant’s guarantors, assignees or sublessees. All references to the singular shall include the plural, and vice versa.

f.                                         The section headings are inserted only for convenience of reference and shall not define, limit or describe the scope or intent of any provisions of this Lease.

g.                                      Subject to the provisions hereof, the benefits of this Lease and the burdens hereunder shall respectively inure to and be binding upon the heirs, successors, personal representatives and assigns of the parties.

h.                                      No waiver of condition or covenant of this Lease by either party hereto shall be deemed to imply or constitute a further waiver by such party of the same or any other condition or covenant.

i.                                          No payment by Tenant, nor receipt by Landlord, of a lesser amount than the Rent herein stipulated shall be deemed to be other than on an account of the earliest stipulated Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord shall accept such check for payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy available to Landlord.

j.                                          In the event either party takes legal action against the other in order to enforce the terms of this Lease, the “Prevailing Party” shall recover from the other party its reasonable attorneys’ fees and costs. For the purposes of this Lease, the “Prevailing Party” shall be deemed to be that party that has obtained the greatest net judgment in terms of money or money equivalent. If money or money equivalent has not been awarded, the Prevailing Party shall be that party that has prevailed on a majority of the material issues decided. The “net judgment” is determined by subtracting the smallest award of money or money equivalent from the largest award. Further, where one party seeks money damages, the other party seeks equitable relief, and both prevail, attorneys’ fees and costs shall be awarded in accordance with the decision of the judge.

k.                                       A Memorandum of Lease suitable for recording describing the Premises and containing the basic non-monetary provisions of this Lease, substantially in the form as Exhibit C attached hereto and made a part hereof, shall be executed and delivered to Tenant upon request. Landlord hereby authorizes Tenant to insert the commencement and expiration dates of the Initial Term of this Lease into said Memorandum of Lease prior to recordation. Upon the expiration or earlier termination of this Lease Tenant, if and when requested by Landlord, shall execute a Termination Agreement or similar instrument nullifying the Memorandum of Lease, which Landlord may record.

l.                                          If Tenant remains in possession of the Premises after the expiration of this Lease (HoldOver), then Tenant shall be deemed to occupy the Premises as a tenant from month to month, subject to all conditions, provisions and obligations set forth in this Lease insofar as the same are applicable to a month-to-month tenancy, except that Minimum Rent shall increase to 125% of Minimum Rent for the last year of the Lease Term. In addition, Tenant shall pay any damages and hold Landlord harmless from any liability incurred in connection with any claims made by any succeeding occupant based on delay of possession.

m.                                    If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws effective during the Lease Term, then it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby, and it is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

n.                                      All Notices to be given by one party to the other party under this Lease shall be given in writing, mailed or delivered to respective addresses set forth in Section 1 of this Lease or at such other address designated by Notice to the other party. Employees or managers of the store that is subject to this Lease are specifically denied the right to receive any such Notice and the same will not be effective until delivered in accordance with the terms of this subparagraph (n)

Any Notice shall also be deemed duly served by either party (3) three business days after the same was mailed by registered or certified mail, return receipt requested, with proper postage prepaid, or on the day that the same was actually delivered and signed for, or refused or rejected, if the same was delivered by Federal Express or other reliable overnight courier, addressed to each party at its address set forth in Section 1. Either party may change the address to which Notices may be sent by delivering a copy thereof to the other party in the manner aforesaid. .

o.                                      The Tenant may be relocated within the Shopping Center only with its express written permission which permission may be granted or denied for any reason or for no reason at all.

p.                                      Tenant warrants that is has had no dealing with any broker or agent in connection with the negotiation or execution of this Lease. If any agent or broker shall make a claim for a commission or fee, then Tenant shall be responsible for payment thereof and Tenant hereby indemnifies and holds Landlord harmless from such claim for a commission or a fee. Landlord shall have no duty, obligation or liability to pay any commission or fee unless (and then only to the extent that) Landlord has executed a separate written commission agreement wherein Landlord expressly agrees to pay a commission or a fee as a result of the execution of this Lease. Tenant acknowledges principals of Landlord are licensed real estate agents.

q.                                      It is further agreed that the rules and regulations set forth in Exhibit J attached hereto shall be and are hereby made a part of this Lease and Tenant agrees that Tenant’s employees and its agents or any other party permitted by Tenant to occupy or enter the Premises will at all times abide by said rules and regulations and such amendments thereto or new rules and regulations established from time to time by Landlord (including, without limitation, parking rules), within sixty (60) days after Landlord notifies Tenant thereof. In the event of any conflict between the express provisions of this Lease and any rules or regulations, the provisions of this Lease shall prevail and govern. Notwithstanding anything herein to the contrary, in no event will any rules or regulations changes contemplated by this subsection: (i) materially alter the ingress to, or egress from, the Building or Premises; (ii) materially and permanently impair with Tenant’s business operations under the Permitted Use in the Premises; or (iii) decrease parking available for the Premises below code or change the general location of the parking field. Notwithstanding anything herein or in any Exhibit or Schedule to the contrary Tenant will have free use of all of the available parking.

r.                                         Notwithstanding anything to the contrary contained herein, Landlord agrees that Tenant shall not be required to deliver keys to the Premises to Landlord during the Lease Term; provided, however, Tenant will maintain an emergency lock box, Knox Box, or similar secured facility, in a location mutually acceptable to Landlord and Tenant containing keys to the Premises which may be used by emergency services such as fire and rescue.

s.                                       Time is of the essence in this Lease.

t.                                         This Lease shall be governed by the laws of the state in which the Shopping Center is located. Venue for any action under this Lease shall be in the county in which the Shopping Center is located and Tenant hereby consents to the jurisdiction and venue of such courts. LANDLORD AND TENANT HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE BY RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS LEASE. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY LANDLORD AND TENANT.

u.                                      The submission of this lease form for examination does not constitute an offer to lease or a reservation of an option to lease. In addition, Landlord and Tenant acknowledge that neither of them shall be bound by the representations, promises, or preliminary negotiations with respect to the Premises made by their respective employees or agents. It is their intention that neither party be legally bound in any way until this Lease has been fully executed by both Landlord and Tenant.

v.                                        The provisions of this Lease shall be construed, in all respects, without reference to any rule requiring or permitting the construction of provisions of documents against the interest of the party responsible for the drafting of the same, it being the intention and agreement of the parties that this Lease be conclusively deemed to be the joint product of both parties and their counsel. Furthermore, the parties agree that this Lease may be executed with revision markings (so-called “blacklining”) appearing in the execution copy (i.e., deleted text is overstricken and newly-inserted text is underscored or in boldface); such “blacklining” shall not be accorded any significance or taken into account in any way; this Lease shall be construed for all purposes as if all overstricken text were deleted and never included in this Lease and all bold or underscored text were not bold or underscored.

IN WITNESS WHEREOF, the parties hereto have duly executed this Lease the day and year first above written.

LANDLORD:

CHALET PROPERTIES, LLC

by:	/s/ Kemper Isely
Managing Member

	Date:	1-1-2010

TENANT:

VITAMIN COTTAGE NATURAL FOOD MARKETS, INC

by;	/s/ Zephry Isely
Co-President

	Date:	01/01/2010